Exhibit 1.01

Conflict Minerals Report of Gymboree

In accord with Rule 13p-1 under the Securities Exchange Act of 1934

This is the Conflict Mineral Report of The Gymboree Corporation and its affiliates (“Gymboree”) for calendar year 2014 in accord with Rule 13p-1 under the Securities Exchange Act of 1934 (“Rule 13p-1”). Please refer to Rule 13p-1, Form SD and the 1934 Act Release No. 34-67716 for definitions to the terms used in this Report, unless otherwise defined herein.

Gymboree contracts to manufacture products that may contain tin, tungsten, tantalum or gold (“3TG”), including children’s specialty apparel, shoes, backpacks, hair accessories, belts, costumes and other accessories, toys and play equipment.

Due Diligence (Instructions 1.01(c)(1))

Overview: 3TG are necessary to the functionality of certain Gymboree products (“In-Scope Products”) that Gymboree contracts to manufacture. For calendar year 2014, Gymboree completed due diligence that encompassed:

•	a reasonable country of origin inquiry (“RCOI”) regarding the 3TG in the In-Scope Products that was reasonably designed to determine whether any of the 3TG originated in the Democratic Republic of Congo or an adjoining country (“Covered Country”) or are from recycled or scrap sources; and

•	measures to exercise due diligence on the source and chain of custody of those 3TG.

Gymboree’s due diligence process is based on the internationally recognized due diligence framework that was developed by the Organization for Economic Cooperation and Development as part of its “Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas” (“OECD Guidance”). In accordance with the OECD Guidance, Gymboree’s due diligence exercise included:

•	Adoption of a Conflict Minerals Policy, publicly available at www.gymboree.com, www.janieandjack.com, www.crazy8.com and www.gymboreeclasses.com;

•	Review and assessment of risk in the supply chain; and

•	A strategy to continue responding to risks in the supply chain, including implementation of internal measures to strengthen company engagement with suppliers, reporting risk management findings and implementing the risk management plan.

Work with Suppliers: Gymboree identified suppliers of products that Gymboree contracted to have manufactured and for which 3TG might be necessary for product functionality or production.

Each supplier was contacted and requested to complete the Electronic Industry Citizenship Coalition and Global e-Sustainability Initiative (“EICC GeSI”) Conflict Minerals Reporting Template (“CMRT”) to collect information regarding the presence and sourcing of 3TG used in the products supplied to Gymboree. Supplies were offered two options to submit the information: (i) upload the CMRT in Microsoft Excel format or (ii) complete an online survey version of the CMRT directly into a website. Information was collected and stored using an online platform provided by a third party vendor.

Supplier engagement included these steps:

•	An introduction email was sent to the suppliers describing the compliance requirements and requesting conflict minerals information;

•	Following the initial introductions to the program and information request, up to six reminder emails were sent to each non-responsive supplier requesting survey completion; and

•	Suppliers were also directed to Gymboree’s third party vendors’ online resource center for information about the program and why this information was being requested.

An escalation process was initiated by Gymboree for suppliers who continued to be non-responsive after the above contacts were made.

As a retailer of consumer products, Gymboree is several levels removed from the mining of conflict minerals, does not make direct purchases of raw or unrefined minerals and makes no purchases in the Covered Countries. Therefore, Gymboree requested that each supplier identify whether 3TGs are used in items produced for Gymboree, whether the minerals were recycled or scrap, and if not, all the smelters in the supplier’s supply chain, including the name and country of the smelter, and whether those smelters had been validated as conflict-free in accordance with the Conflict-Free Sourcing Initiative’s Conflict-Free Smelter (CFS) program. Supplier responses were evaluated for plausibility, consistency, and gaps both in terms of which products were stated to contain or not contain necessary 3TG, as well as the origin of those materials. Additional supplier contacts were conducted to address issues including, without limitation, implausible statements regarding no presence of 3TG, incomplete data on the CMRT, responses that did not identify smelters or refiners (“SOR”), responses which indicated sourcing location without complete supporting information from the supply chain, and organizations that were identified as SOR, but not verified as such through further analysis and research.

All suppliers were identified as in-scope for conflict mineral regulatory purposes and contacted, regardless of the type of product the supplier produced. Most suppliers responded to the survey but some did not. Of the suppliers who responded, a very small number responded yes as to having one or more of the regulated metals (3TG) as necessary to the functionality or production of the products they supply to Gymboree. However, of those who responded yes, based on a RCOI and subsequent due diligence, Gymboree does not have sufficient information from the suppliers or other sources to conclude whether the necessary conflict minerals originated in the Covered Countries and whether the necessary conflict minerals that were from recycled or scrap sources, were DRC conflict free, or have not been found to be DRC conflict free. In these circumstances, an independent private sector audit is not required.

The Gymboree Form SD and this CMR will be publicly available at www.gymboree.com, www.janieandjack.com, www.crazy8.com and www.gymboreeclasses.com upon the filing of this CMR.

Product Description and Related Matters (Instructions 1.01(c)(2))

Description of In-Scope Products: The In-Scope Products are children’s apparel, shoes, backpacks, hair accessories, belts, costumes and other accessories, toys and play equipment.

Facilities Used to Process Necessary Conflict Minerals in the In-Scope Products: The list below identifies facilities (smelters) that are known to have processed 3TG used in In-Scope Products1:

[1]	Verified smelters are those listed by the EICC.

SOR / Facility Name	Location of SOR/Facility
Gold

Asahi Pretec Corporation

Chimet S.p.A.

Heraeus Precious Metals GmbH & Co. KG

Istanbul Gold Refinery

LS-NIKKO Copper Inc.

Metalor Technologies SA

Metalor USA Refining Corporation

Mitsubishi Materials Corporation

Nadir Metal Rafineri San. Ve Tic. A.Ş.

Ohio Precious Metals, LLC

Royal Canadian Mint

Shandong Zhaojin Gold & Silver Refinery Co. Ltd

Tanaka Kikinzoku Kogyo K.K.

Umicore Brasil Ltda

Faggi S.p.A.

Japan Italy Germany Turkey South Korea Switzerland United States Japan Turkey United States Canada China Japan Brazil Italy

Tin

Alpha

CNMC (Guangxi) PGMA Co. Ltd.

CV United Smelting

Cooper Santa

Empresa Metallurgica Vinto

Gejiu Non-Ferrous Metal Processing Co. Ltd.

Malaysia Smelting Corporation (MSC)

Melt Metais e Ligas S/A

Metallo Chimique

Mineração Taboca S.A.

Minsur

Operaciones Metalurgical S.A.

PT Koba Tin

PT Tambang Timah

PT Timah (Persero), Tbk

Thaisarco

Yunnan Tin Company Limited

United States China Indonesia Brazil Bolivia China Malaysia Brazil Belgium Brazil Peru Bolivia Indonesia Indonesia Indonesia Thailand China

Tungsten
None

Tantalum
None

Information About Country of Origin of Necessary Conflict Minerals Used in In-Scope Products: Countries in which 3TG used in In-Scope Products was mined include: Angola, Argentina, Australia, Belgium, Bolivia, Brazil, Canada, Chile, China, DRC- Congo (Kinshasa), Ethiopia, France, Germany, Guinea, Guyana, Hong Kong, India, Indonesia, Italy, Japan, Jersey, Kazakhstan, Malaysia, Mexico, Morocco, Myanmar, Niger, Nigeria, Papua New Guinea, Peru, Philippines, Poland, Portugal, Russia, Rwanda, Saudi Arabia, Singapore, South Africa, South Korea, Spain, Suriname, Sweden, Switzerland, Taiwan, Thailand, Turkey, United Arab Emirates, United Kingdom, United States, Uzbekistan

Information About Efforts to Determine Mine or Location of Origin: The description of Gymboree’s due diligence exercise set forth above under the heading “Due Diligence” covers Gymboree’s efforts to determine the mine or location of origin with the greatest possible specificity.